UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                February 23, 2005
                Date of Report (Date of earliest event reported)

                          ABRAXAS PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

Nevada                               0-19118                  74-2584033
(State or other jurisdiction of   (Commission              (IRS Employer
  incorporation)                   File Number)             Identification No.)

                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 490-4788

   (Address of principal executive offices and Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications  pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01 Entry into a Material Definitive Agreement

     Agreements Related to Grey Wolf Exploration Inc.'s Initial Public Offering.
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         As stated in the Current  Report on Form 8-K dated  January 19, 2005 of
Abraxas Petroleum Corporation (the "Company"), on January 18, 2005, the Company's wholly-owned Canadian subsidiary, Grey Wolf Exploration Inc. ("Grey Wolf") filed a preliminary prospectus with the securities regulatory authorities in each of Canada's provinces in connection with an initial public offering of Grey Wolf's common stock (the "IPO").

         On February 17, 2005, the Company, Grey Wolf and certain underwriters executed an Underwriting Agreement (the "Underwriting Agreement"). Pursuant to the Underwriting Agreement, the underwriters have offered to purchase 17,800,000 common shares of Grey Wolf capital stock from Grey Wolf (the "Treasury Shares"), and 9,100,000 shares of Grey Wolf common stock owned by the Company (the "Secondary Shares") from the Company at a purchase price of CDN $2.80 per share, and Grey Wolf and the Company have agreed to issue and to sell to the underwriters such shares.

         Pursuant to the Underwriting Agreement, the Company and Grey Wolf have agreed, jointly and severally, to protect and indemnify each of the underwriters named in the Underwriting Agreement for certain losses. In connection therewith, the Company and Grey Wolf entered into a Contribution Agreement which provides that if either the Company or Grey Wolf or both of them are required to indemnify or make contribution to any underwriter under the Underwriting Agreement, then the Company and Grey Wolf will contribute to the indemnification amount required to be paid in proportion to the amount of net proceeds received by each of them in the IPO.

         The Company has also granted to the underwriters an over-allotment option to purchase from the Company, at the underwriters' election, up to an additional 3,902,360 shares of Grey Wolf common stock held by the Company (the "Option Shares"). The over-allotment option may be exercised in whole or in part at any one time prior to 5:00 p.m., Calgary time, on the day that is thirty calendar days after the closing date for the IPO. Grey Wolf anticipates using the proceeds from the sale of the Treasury Shares to re-pay and terminate its $35 million term loan and re-pay $1 million in inter-company debt to the Company. The Company anticipates using the $1million received from Grey Wolf, the proceeds received from the sale of the Secondary Shares, and any proceeds from the sale of shares pursuant to the over-allotment option to re-pay outstanding debt under its $25 million bridge loan. The sales of the Treasury Shares and the Secondary Shares are expected to be completed on February 28, 2005.

         In connection with the IPO, the Company entered into several definitive agreements in anticipation of separating Grey Wolf's operations from those of the Company. These agreements include: (i) an amendment to the Company's employment agreement with Robert L.G. Watson, (ii) a related Corporate Services Agreement between the Company and Grey Wolf, (iii) an Indemnity Agreement between the Company and Grey Wolf and (iv) a Non-competition Agreement between the Company and Grey Wolf.

         Both the amendment to the Company's employment agreement with Mr. Watson and the Corporate Services Agreement address Mr. Watson's continuing to act as the Chief Executive Officer and President for the Company and as the Chief Executive Officer for Grey Wolf. Upon consummation of the IPO, the parties have agreed that Mr. Watson will devote two-thirds of his time to his positions and duties with the Company and the remaining one-third of his time to his positions and duties with Grey Wolf. Grey Wolf has agreed to pay the Company USD$120,000 per year for Mr. Watson's services, together with out-of-pocket third party expenses reasonably incurred by the Company in providing such services. Either the Company or Grey Wolf may terminate the Corporate Services Agreement upon 60 days prior written notice, or immediately upon certain events of default, including events related to the filing of bankruptcy or insolvency proceedings or the determination that a party is bankrupt, Mr. Watson ceasing to be at least one of either the CEO, President or other position in Grey Wolf acceptable to the Company, Grey Wolf and Mr. Watson, or Mr. Watson ceasing to be an employee or director of the Company.

         The Company has also agreed to indemnify and hold harmless Grey Wolf and each of its directors, officers, employees and agents for any losses, expenses, claims, damages and liabilities related to an indemnity provided in a Guarantee given to PrimeWest dated February 23, 2003, whereby Grey Wolf guaranteed the prompt payment and performance to PrimeWest of all indebtedness, liabilities and obligations which PrimeWest, PrimeWest Energy Inc. and the

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Company  incurred or may incur under a Purchase and Sale  Agreement  dated as of
November 21, 2002 and certain documents related thereto. The Company has the right to defend any claim on behalf of an indemnified party; provided, however, that it may not settle, enter into any judgment concerning or otherwise seek to terminate any claim without Grey Wolf's consent.

         Upon consummation of the IPO and pursuant to the Non-competition Agreement, the Company has agreed that until 180 days after the earlier of Mr. Watson's no longer being an affiliate of the Company or Grey Wolf, the Company will not acquire, manage, hold, operate or own, directly or indirectly, any petroleum or natural gas rights anywhere outside the United States of America. Similarly, Grey Wolf has agreed that for the same term, it will not acquire, manage, hold, operate or own, directly or indirectly, any petroleum or natural gas rights anywhere inside the United States of America. The Non-competition agreement provides exceptions for passive investments of up to 10% in any public entity's securities and for certain incidental acquisitions.

     Bonus Grant to Robert L.G. Watson, the Company's CEO and President.
     ------------------------------------------------------------------

         In connection with the Company's January 2003 financial restructuring, certain former noteholders had required that the Company re-price all of its outstanding stock options to $0.66 per share, except for those options held by Mr. Watson. Only one-half of Mr. Watson's options were so re-priced. At that time, the former noteholders gave the Company the discretion to grant certain options to purchase the Company's 11 1/2% secured notes due 2007, which were being issued in connection with the January 2003 financial restructuring, to Mr. Watson. The Board determined that it would not be in the best interests of the Company and its stockholders to grant the note options to Mr. Watson as the notes issuable pursuant to the note options would have increased the Company's indebtedness and the Board believed that the issuance of the note options would have created a conflict of interest for Mr. Watson as his interests could have been seen to be aligned with those of the noteholders rather than solely with the shareholders of the Company. In October 2004, the Company successfully completed a recapitalization that included the redemption of the Company's 11 1/2 % secured notes due 2007. After the conclusion of the 2004 refinancing, the Board and Mr. Watson engaged in a dialogue regarding a potential bonus to Mr. Watson relating to the successful completion of the refinancing. Based upon the foregoing, on February 16, 2005, the Board approved the payment of a one-time discretionary bonus to Mr. Watson of $490,000 for his leadership in concluding the Company's October 2004 refinancing as well as the completion of the initial public offering by Grey Wolf discussed above. In determining the amount to be paid to Mr. Watson, the Board considered the potential value that Mr. Watson's shares would have had if all of his stock options had been re-priced, approximately $490,000, in January 2003.

Item 7.01 Regulation FD Disclosure.

         The information contained in Item 7.01 of this Current Report (including Exhibit 99.1) is furnished pursuant to Regulation FD and this Item
7.01 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

         On February 16, 2005, the Company announced in a press release that Grey Wolf, the Company's wholly-owned subsidiary, priced its previously announced IPO at CDN$2.80 per share. A copy of the press release is attached hereto as Exhibit 99.1. On February 23, 2005, the Company announced in a press release that closing for the Grey Wolf IPO had been scheduled for February 28, 2005. A copy of that press release is attached hereto as Exhibit 99.2.



Item 9.01 Financial Statements and Exhibits.

         (c) Exhibits.

             99.1 Press Release dated February 16, 2005 entitled  Abraxas
                  Announces Pricing of the Grey Wolf Exploration Inc. IPO

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


             99.2 Press Release dated February 23, 2005 entitled  Abraxas
                  Announces  Closing  Date of the Grey  Wolf  Exploration
                  Inc. IPO





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Abraxas Petroleum Corporation


                              By:/s/ Chris Williford
                                     -----------------------------------------
                                     Chris Williford
                                     Executive Vice President, Chief Financial
                                     Officer and Treasurer
Dated:  February 23, 2005